UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 13, 2014

Date of Report (date of earliest event reported)

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-8931 (Commission File No.)	95-1678055 (I.R.S. Employer Identification No.)

9333 Balboa Avenue San Diego, California (Address of principal executive offices)	92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 277-6780

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.  Departure of Directors or Certain Officers;  Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2014, the Compensation Committee (the “Committee”) of the Board of  Directors (the “Board”) of Cubic Corporation (“Cubic”) took action to adjust the compensation packages of Bradley H. Feldmann, who will assume the role of Chief Executive Officer on July 1, 2014, and William W. Boyle, who will relinquish that position on July 1, 2014 and continue as an employee of Cubic in an advisory role.

Effective July 1, 2014, Mr. Feldmann will be paid an annual base salary of $700,000 and his target annual bonus will be equal to 100% of his annual base salary.  Effective July 1, 2014, the Committee awarded Mr. Feldmann time-based restricted stock units (“RSUs”) with an aggregate value on the date of grant of $500,000 (which value will be converted into a number of RSUs based on the closing price per share of  Cubic common stock on July 1, 2014).  The time-based RSUs will vest as follows:  10% of the time-based RSUs will vest on October 1, 2014, and 30% of the time-based RSUs will vest on each of October 1, 2015, October 1, 2016 and October 1, 2017, subject to Mr. Feldmann’s continued employment or service to Cubic on each such vesting date.  He will also be eligible for annual grants of a combination of time-based and performance-based RSUs, with the fiscal year 2015 annual grant expected to have an aggregate value on the date of grant of $1,500,000, with vesting under the terms outlined in Cubic’s Long Term Incentive Plan.

Mr. Boyle’s base salary will remain at the current level ($750,000 per year)  through September 30, 2014.  Effective October 1, 2014, his annual base salary will adjust to $150,000.  Mr. Boyle will continue to be eligible to receive an annual bonus for fiscal year 2014 based on his current target bonus (100% of annual base salary).  He will not be eligible for an annual bonus in subsequent fiscal years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2014	CUBIC CORPORATION

	By:	/s/ James R. Edwards
	Name:	James R. Edwards
	Title:	Senior Vice President,
General Counsel & Secretary